Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 29, 2016 with respect to the consolidated financial statements and internal control over financial reporting of NorthStar Asset Management Group Inc. included in the Annual Report of NorthStar Asset Management Group Inc. on Form 10-K for the year ended December 31, 2015, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement.

/s/ Grant Thornton LLP

New York, New York

January 10, 2017